Exhibit 10.18

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into this 8th day of November 2022 and will be effective as of January 1, 2023 (the “Effective Date”).

BETWEEN: MILESTONE PHARMACEUTICALS INC., a corporation duly incorporated under the Canada Business Corporations Act, having its headoffice at 6210 Ardrey Kell Rd Suite 650, Charlotte, NC 28277(the “Company”)

AND: FRANCIS PLAT, 3 Allée du Puits, B501, 92130, Issy Les Moulineaux (the “Consultant” and together with the Company, the “Parties”).

RECITALS:

A.

The Consultant has been employed as the Chief Medical Officer (CMO) of the Company pursuant to an Amended and Restated Employment Agreement dated May 8, 2019, as amended by an Amendment Agreement dated June 4, 2020 (together the “Employment Agreement”) and in February 2022, transitioned from CMO to Chief Scientific Officer.

B.

The Consultant has decided to retire and the Company and Consultant have mutually agreed to the termination of the Employment Agreement and Consultant’s employment thereunder effective as of December 31, 2022 (the “Termination Date”).

C.

The Company desires to retain the Consultant effective January 1, 2023 (the “Effective Date”) to provide consulting services to the Company, and the Consultant agrees to provide such services on the terms and conditions set out in this Agreement.

D.

In consideration of the Consultant’s new role with the Company and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties have agreed to enter into this Agreement, which entirely replaces and supersedes the Employment Agreement as of the Effective Date except as specifically set out herein, and sets out the rights and obligations of the Parties.

THEREFORE, the Parties agree as follows:

The preamble forms integral part of this Agreement.

1. TERM OF AGREEMENT

(a)

The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue unless either Party provides thirty (30) days’ prior written notice to the other of its/his intention to terminate this Agreement. The Company may also terminate this Agreement immediately and without prior notice if the Consultant refuses to or is unable to perform the Services (as defined below) or is in material breach of this Agreement. The Consultant may terminate this Agreement immediately and without prior notice if the Company is in material breach of this Agreement.

(b)

Upon termination of this Agreement for any reason whatsoever, the Company shall only be responsible for the payment of any reasonable expenditures properly incurred and documented by the Consultant under this Agreement up to the effective date of termination, and for payment of any fees accrued under this Agreement up to the effective date of termination.

2. TRANSITIONAL MATTERS

(a)

Notwithstanding the termination of the Employment Agreement, the Consultant shall remain eligible to receive a bonus in respect of the calendar year 2022 pursuant to the Employment Agreement. Any such bonus is to be determined by the Company’s Compensation Committee and based on the same methodology as for the other executives of the Company. The Company shall pay the Consultant this bonus, if any, by no later than March 15, 2023. The Company agrees that this obligation will become effective as of the date of this Agreement.

(b)

The Consultant currently has options to purchase vested shares of the Company’s common stock (the “Options”) pursuant to the Company’s Stock Option Plan and related grant documents (the “Plan”). Notwithstanding the termination of the Employment Agreement, the vesting of all of the Options shall continue during the Term of this Agreement in accordance with the terms of the Plan. The Consultant’s right to exercise the Options shall be as set forth in the Plan, subject to subparagraph (d) below.

(c)

Notwithstanding any provision of the Plan to the contrary, upon termination of this Agreement by the Company or its successor other than for Cause (as defined by the Plan), the vesting of all of the Consultant’s then-unvested and outstanding Options shall accelerate, and all such Options shall become fully vested. Upon termination of this Agreement by Consultant, or upon termination by the Company for Cause (as defined by the Plan), the vesting of any remaining and outstanding Options shall cease as of the date of such termination. In addition, if there is a Change of Control during the Term of this Agreement all outstanding Options shall become fully vested.

(d)

Subject to the insider trading policy of the Company as in effect from time to time as well as applicable securities laws, during the Term of this Agreement, the Consultant shall be entitled to exercise all of his vested Options at any time in his sole discretion up until the tenth anniversary of their date of grant, without any accelerated expiry or termination of any Option for any reason, notwithstanding any provision of the Plan to the contrary. The Company hereby undertakes to immediately take and implement all measures required under the Plan to ensure the foregoing. Upon termination of this Agreement for any reason, the Consultant will have ninety (90) days to exercise his vested Options.

(e)	Any accrued but untaken paid time off will be paid out in the form of compensation in the Consultant’s final regular employee paycheck of 2022.

(f)

The Consultant’s eligibility for and participation as an employee in the Company benefits plans, including medical, dental, vision, retirement, and others, will cease as of the Termination Date, except for any portion of those plans that have vested. Consultant will be provided with additional information regarding these benefit plans prior to the Termination Date.

3. SERVICES TO BE PROVIDED

(a)

The Company hereby retains the Consultant to provide scientific advice in his field of expertise including the expected activities and responsibilities as outlined generally in APPENDIX A attached hereto, as well as such other tasks consistent with the medical advisor role as shall be assigned to the Consultant by the Chief Medical Officer of the Company (the “CMO”), or the Chief Executive Officer of the Company (the “CEO”) or any designee of the CMO or CEO at any time and from time to time (collectively, the “Services”). Services are only to be undertaken if and to the extent requested by the CMO, the CEO, or a designee of theirs.

(b)

The Consultant shall determine the manner and means (including the legal means) by which he provides the Services. The Company grants the Consultant the authority and discretion to do such things as may be reasonably necessary for the purposes of performing the Services. However, the Consultant shall not have the authority or discretion to enter into any agreement, contract or understanding that legally binds the Company or otherwise assume, create, or incur any obligations or liabilities on behalf of the Company, except as expressly provided for in this Agreement, without first obtaining the prior written consent of the Company.

4. FEES

a)

In consideration of the Services provided, the Company shall pay to the Consultant consulting fees at the rate of $15,000 per month for Stage 1, with an expectation that Consultant will devote 16 hours per week or 64 hours per 4-week period to providing the Services as outlined in APPENDIX A for Stage 1. For Stages 2 & 3 as outlined in APPENDIX A, Consultant will be paid at an hourly rate of $300 per hour, with the expectation that Consultant will devote 5 hours per week or 2.5 days monthly for the Services outlined for Stage 2, and 8 hours per month or 1 day monthly for the Services outlined for Stage 3. The Company reserves the right to adjust the scope of hours based on need and business demands but agrees to provide consistent updates to the Consultant regarding anticipated business needs or demands.

b)

The Company will reimburse the Consultant for out-of-pocket expenses incurred in the performance of the Services, so long as such expenses are reasonable, itemized, submitted in conjunction with the invoice for the period during which the expenses were incurred, and include detailed backup documentation. If Consultant is required to travel to the United States or Canada, then the Company shall reimburse Consultant for all travel expenses, including business class airfare.

c)

The Consultant shall obtain tax registration numbers and shall be responsible for deducting and remitting such amounts to the applicable regulatory authorities. By signing this Agreement, Consultant acknowledges and agrees that Consultant is solely responsible for payment of all required taxes on the Consulting Fees. Consultant hereby agrees to indemnify and hold the Company harmless from any and all claims, losses, penalties and fees related to or resulting from Consultant’s failure to pay taxes in compliance with applicable law.1

5. HOURS AND PLACE OF WORK

An estimate of time allotments corresponding to various activities and phase of the project, is included in APPENDIX A. However, the Consultant agrees to be reasonably available to provide the Services to the Company as may be required. The Consultant acknowledges that there may be special circumstances which will require Services to be provided outside standard working hours for which the compensation will remain the same, as provided under Section 4(a). The Services shall generally be provided remotely, but the Consultant agrees to report to an office of the Company, or such other place designated by the Company on reasonable notice at the Company’s expense.

6. INDEPENDENT CONTRACTOR

The Consultant is and shall always remain an independent contractor and is not, and shall not represent himself to be an agent, joint venturer, partner, officer, director or employee of the Company. Nothing contained in this Agreement is intended to create nor shall be construed as creating an employment relationship between the Consultant and the Company. The Consultant has sole responsibility, as an independent contractor, to comply with all laws, rules and regulations relating to the provision of Services. The Consultant shall be responsible for deducting all applicable federal and provincial taxes, deductions, premiums, and amounts owing with respect to those fees paid by the Company and remitting such amounts to those governmental authorities as prescribed by law. As an independent contractor, the Consultant shall not be entitled to any employment related benefits. Upon termination of this Agreement by either Party for any reason, the Company shall only be responsible for paying those fees and reimbursing those expenses associated with the Services provided by the Consultant up to and including the termination date.

7. CONFLICT OF INTEREST

The Consultant agrees that, during the Term of this Agreement and for a period of twelve (12) months following the date of termination of this Agreement, except as provided in (a) below, the Consultant will not, within Canada or the United States, operate, be a partner in, be employed by, provide services as an independent contractor, advisor or consultant for, act as an officer or director of, or be financially interested in any business of any person or entity in competition with any business in which the Company or any of its affiliates operates, or develops, sells, provides or distributes competitive goods, products or services, including the paroxysmal supraventricular tachycardia (PSVT), atrial fibrillation and angina programs, or any other business previously evaluated by the Company or any of its affiliates with which the Consultant was involved, including the etripamil program (each such businesses being a “Competitive Business”). Notwithstanding the foregoing, the Consultant shall not be in default under this provision by virtue of:

(a)	holding, strictly for investment purposes and as a passive investor, not more than

[1]	This last provision may not be permissible or enforceable under Canadian law.

five percent (5%) of the issued and outstanding shares of a Competitive Business, the shares of which are listed on a recognized stock exchange;

(b)

any involvement in an undertaking that carries on multiple separate businesses, units or divisions one of which is a Competitive Business, provided the Consultant is not involved in the Competitive Business;

(c)

being employed by or providing services to a Competitive Business if such employment or services engagement is not in a Same or Similar Capacity. For the purposes of this Agreement, “Same or Similar Capacity” means: (i) substantially the same or similar capacity or function in which the Consultant worked for the Company or any affiliate at any time during the twelve (12) final months of his relationship with the Company; and/or (ii) any other capacity where he could use his knowledge of confidential information of the Company or its affiliates to provide a competitive advantage to any Competitive Business.

8. NON-SOLICIT

During the Term of this Agreement and for one (1) year after its termination, the Consultant will not directly or indirectly recruit, solicit, or induce any employee of the Company or its subsidiaries to terminate his or her employment with Milestone or its subsidiaries.

9. CONFIDENTIALITY OF INFORMATION AND OWNERSHIP OF PROPRIETARY PROPERTY

The Consultant hereby acknowledges that his post-employment duties and obligations under the Confidentiality of Information and Ownership of Proprietary Property Agreement, dated 8/26/22, attached below in Schedule A of this Agreement (the “Confidentiality Agreement”), will remain in full force and effect in accordance with its terms, and that a breach of the Confidentiality Agreement will constitute a breach of this present Agreement.

10. COMPLIANCE

The Consultant agrees to provide the Services in a competent, efficient, professional, timely and safe manner and always in material compliance with (i) applicable law; (ii) Company policies, rules, systems and procedures as shall be in force; and (iii) the terms of this Agreement.

11. SEVERABILITY

In the event that any covenant, provision or restriction contained in this Agreement is found to be void or unenforceable (in whole or in part) by a court of competent jurisdiction, it shall not affect or impair the validity of any other covenant, provisions or restrictions contained herein, nor shall it affect the validity or enforceability of such covenants, provisions or restrictions in any other jurisdiction or in regard to other circumstances. Any covenants, provisions or restrictions found to be void or unenforceable are declared to be separate and distinct, and the remaining covenants, provisions and restrictions shall remain in full force and effect.

12. CHANGES TO AGREEMENT

Any modification or amendment to this Agreement shall have no force or effect unless in writing and signed by both Parties.

13. ENUREMENT

This Agreement shall endure to the benefit of and be binding upon the Parties and their respective successors and assigns, including without limitation, the Consultant’s heirs, executors, administrators, and personal representatives.

14. ASSIGNMENT

The Consultant may not assign any of the Consultant’s rights or delegate any of the Consultant’s duties or responsibilities under this Agreement, without the Company’s prior written consent. The Company may, without the consent of the Consultant, assign its rights, duties and obligations under this Agreement to an affiliate or to a purchaser of all, or substantially all of the assets of the Company.

15. ENTIRE AGREEMENT

This Agreement (inclusive of the Confidentiality Agreement) constitutes the entire agreement between the Parties and supersedes and replaces any and all other representations, understandings, negotiations and previous agreements, written or oral, express or implied.

16. LEGAL ADVICE

The Consultant acknowledges that the Consultant has read and understands the terms and conditions contained in this Agreement, and that the Company has provided a reasonable opportunity for the Consultant to seek independent legal advice prior to executing this Agreement.

17. CURRENCY

All dollar amounts set forth or referred to in this Agreement refer to US currency.

18. NOTICES

18.1 Notice to Consultant

Any notice required or permitted to be given to the Consultant shall be deemed to have been received if delivered personally to, mailed by registered mail, or sent to 351 Rang Double, St-Urbain-Premier, Quebec J0S 1Y0, or if emailed to the Consultant’s then-current personal or active Company-provided email address.

18.2.1 Notice to Company

Any notice required or permitted to be given to the Company shall be deemed to have been received if delivered personally to, mailed by registered mail, or sent to 1111 Dr. Frederik-Philips Blvd., Suite 420, Montréal, Québec, H4M 2X6, addressed to the attention of the CEO, or if emailed to the CEO and CFO of the Company.

19. BINDING EFFECT; WAIVER OF BREACH

Consultant acknowledges and agrees that his obligations under Sections 6, 7, 8 and 9 of this Agreement will survive the termination of this Agreement regardless of the cause or manner of the termination. Any waiver by the Company of a breach of any provision of this Agreement will not operate as a waiver of any subsequent breach of that provision or any other provision of this Agreement.

20. GOVERNING LAW

This Agreement shall be interpreted and construed in accordance with the laws of the Province of Quebec and the laws of Canada applicable therein.

21. LANGUAGE

The Parties hereto have expressly required that this Agreement and documents ancillary thereto be drafted in the English language. Les Parties à la présente ont expressément exigé que le présent accord et les documents afférents soient rédigés en langue anglaise.

22. COUNTERPARTS

This Agreement may be executed by the Parties in counterparts and the counterparts may be executed and delivered by electronic means, with all the counterparts together constituting one agreement.

IN WITNESS OF WHICH the Parties have duly executed this Agreement:

MILESTONE PHARMACEUTICALS INC.

By:
Name: Joseph Oliveto
Title: Chief Executive Officer
Date:

FRANCIS PLAT
Date: Nov 8, 2022

Appendix A

Expected Scope of work for Francis Plat, MD associated with Consulting Agreement

The following list of potential tasks are meant to be a guideline to provide context to the collaboration and allow both parties to align on high level expectations. They are not to be used as formal approval of duties. Actual work tasks will be directed by Chief Medical Officer or the Chief Executive Officer or their designee and agreed with the Consultant. A general sense of time needs is also provided as an estimate for planning and basic alignment purposes and should not be interpreted as a commitment.

Stage 1 - Period between January 1, 2023 and PSVT NDA Submission

•	Final reviewer of critical documents to the dossiers (e.g., RAPID CSR, RAPID-Extension CSR, NODE-303 CSR, Integrated Summary of Efficacy; Integrated Summary of Safety [ISS]); Summary Modules 2.5, 2.7)
•	Early consultation on above CSRs and ISS, particularly regarding potential need to review specific cases, special safety issues or designated data analyses.
•

Input arising from issues regarding NODE-303 conduct or from study close-outs (e.g., (review clinical case questions or provide consult for internal meetings). Aim is for potential input to be given in focused internal meetings and not regular attendance at larger-group or team meetings.

•	Participation in meetings with FDA or EMA as designated and in select internal preparatory meetings
•	Final reviewer of select publications
•	Select Clinical, Medical Affairs, or Business Development support activities including related to work in the EU.
•

For this stage we would anticipate an average of 16 hours per week (e.g., average of 2 days per week) for the remainder of Stage 1, potentially ranging from 40 hours for some weeks and no activity other weeks.

Stage 2 – Period between NDA filing and US approval

•	Final reviewer of critical documents to the EMA dossier (e.g., CSRs not in above Stage and EMA Summary documents)
•	Participation in meetings with FDA or EMA as designated and select internal preparatory meetings
•	Help (review responses or provide consult in internal meetings) responding to select questions received from FDA
•

Should we have an Advisory Committee Meeting – we would have a specific discussion and agreement on a role and scope of work and level of commitment to that project. Depending on the approach and role, a separate agreement may be necessary for that project.

•	Final review of select publications
•

Select Clinical, Medical Affairs or Business Development Support Activities including related to work in the EU. Anticipate that BD activities would focus on the integration of data on potential asset and disease-landscape information.

•	For this stage we would anticipate an average of 5 hours per week (e.g., 2.5 days per month), potentially ranging from 40 hours for some weeks and no activity other weeks.

Stage 3 – Period following NDA approval

•	Help (review responses or provide consult in internal meetings) responding to select questions from EMA or other Regulatory bodies.
•	Participation in EMA or other Regulatory meetings and select internal preparatory meetings
•	Final review of select publications
•	Select Clinical, Medical Affairs or Business Development Support Activities including related to work in the EU.

•	For this stage we would anticipate an average of 8 hours per month (e.g., 1 day per month) with more sporadic interactions compared to prior stages.

Travel - Most activities are expected to be performed remotely through written correspondence, or for meetings by video or telephone conferencing. Travel for in person meetings may be requested for critical meetings or where it would be efficient for Francis to attend (e.g., France or EU)